UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2008

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (617) 786-3000

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02.              Results of Operations and Financial Condition.

                On January 3, 2008, State Street Corporation announced that it will record a charge in the fourth quarter of 2007 and updated its guidance for the 2007 fiscal year.  The press release issued by State Street in connection with the announcement is furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

The press release furnished with this current report on Form 8-K includes ranges and estimates for State Street’s expected 2007 full year earnings per share and return on equity, each stated on an operating basis, excluding the impact of the fourth quarter 2007 charge identified above, the impact of merger and integration costs relating to State Street’s acquisition of Investors Financial Services Corp. in 2007 and, for purposes of 2006 comparisons, tax-related adjustments in 2006 primarily associated with tax legislation and leveraged leases.  Operating-basis results, as defined by management, for 2007 exclude the impact of the fourth quarter 2007 charge identified above and the merger and integration costs relating to the Investors Financial acquisition and for 2006 exclude the impact of the 2006 tax-related adjustments.  Management measures State Street’s financial goals and related results on an operating basis to provide financial information that is comparable from period to period and to present comparable financial trends with respect to our ongoing business operations.  The fourth quarter 2007 charge identified above, the merger and integration costs related to the Investors Financial acquisition and the 2006 tax adjustments are not part of our normal ongoing business operations, and as a result, may limit a meaningful comparison of earnings per share and return on equity with that of other periods.  Management believes that operating-basis financial information, in addition to financial information prepared in accordance with generally accepted accounting principles, facilitates an investor’s understanding and analysis of State Street’s underlying performance and trends.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On January 2, 2008, William W. Hunt, Vice Chairman of State Street Corporation and President and Chief Executive Officer of State Street Global Advisors, State Street’s investment management business, resigned from his positions with State Street and SSgA.

(e)           On January 2, Mr. Hunt and State Street entered into an agreement, setting forth the terms of Mr. Hunt’s separation from State Street.  Pursuant to the agreement and related State Street plans, Mr. Hunt is entitled to severance compensation and benefits in a mix of cash payments and resolution of outstanding equity awards with a value of approximately $14.1 million in the aggregate.  This value excludes the intrinsic value of Mr. Hunt’s stock options and stock appreciation rights that were already vested (approximately $4.1 million, based on the per share closing price of State Street common stock  on the New York Stock Exchange on January 2, 2008) and vested retirement benefits (approximately $900,000 as of December 31, 2006).  Mr. Hunt is not entitled to any bonus payment in respect of 2007 under the separation agreement, State Street’s Senior Executive Annual Incentive Plan or any other State Street annual incentive compensation plan.  The separation agreement will become effective on January 10, 2008, provided that Mr. Hunt does not revoke the release of claims against State Street set forth in the agreement.  As of the filing of this current report on Form 8-K, Mr. Hunt has not revoked the release.

In accordance with the terms of State Street’s severance plan, Mr. Hunt is entitled to cash severance compensation in an amount equal to his current annual base pay of $750,000 for each year during the two-year period following his separation.  In addition, pursuant to the separation agreement, Mr. Hunt is entitled to cash payments equal to $5.5 million in the aggregate in full satisfaction of all equity-based awards held by Mr. Hunt under State Street’s 1997 and 2006 equity incentive plans, other than the stock options, the stock appreciation rights, the 1997 equity incentive plan performance award and the SSgA performance-based equity award described below.  Due to the requirements of Section 409A of the Internal Revenue Code, the first six months of the cash severance compensation payments and the cash payments in satisfaction of these equity awards will not be paid to Mr. Hunt until six-months following his separation from State Street.

Mr. Hunt holds stock options and stock appreciation rights under State Street’s 1997 and 2006 equity incentive plans.  Pursuant to the terms of the equity plans and award agreements, Mr. Hunt will retain his vested stock options and vested stock appreciation rights, which will remain exercisable for three months following his separation from State Street.  Mr. Hunt’s unvested stock options and stock appreciation rights will continue to vest and be exercisable following his resignation to the extent so-provided under the terms of the equity incentive plans and award documentation, which may be for up to four years following his separation from State Street.  The approximate intrinsic value of Mr. Hunt’s unvested stock options and stock appreciation rights that are scheduled to vest following his separation from State Street, based on the per share closing price of State Street common stock on the New York Stock Exchange on January 2, 2008, is $1.3 million.  This amount is included in the $14.1 million aggregate value amount referenced above.  In addition, Mr. Hunt holds a performance award under the 1997 equity incentive plan that vested on December 31, 2007, pursuant to which Mr. Hunt is entitled to receive shares of State Street common stock on or about February 15, 2008.  The approximate value of this performance award is $770,000, based on the per share closing price of State Street common stock on the New York Stock Exchange on January 2, 2008.

Mr. Hunt also holds a performance-based equity award under the 2006 SSgA performance equity program covering the 2006-2008 period.  In accordance with the terms of this award, on February 15, 2009, Mr. Hunt is entitled to receive two-thirds of the number of shares of State Street common stock Mr. Hunt would have received under the award had he remained employed by State Street through that date.  However, pursuant to the separation agreement, if the aggregate value of those shares is greater than $5.0 million, Mr. Hunt will be entitled to only that number of shares with an aggregate value equal to $5.0 million, and the remainder of the shares underlying the award will be forfeited.  If the aggregate value of those shares is less than $5.0 million, pursuant to the separation agreement, Mr. Hunt is entitled to receive a cash payment in an amount equal to $5.0 million minus the value of the shares.  The value of shares delivered under this award will be determined based upon the per share closing price of State Street common stock on the New York Stock Exchange on February 15, 2009.

The separation agreement recognizes that Mr. Hunt is entitled to receive his accrued vested benefits under State Street’s tax-qualified and non-qualified retirement plans in accordance with their terms.  Mr. Hunt is not entitled to any benefits under State Street’s executive supplemental retirement plan, as he was not vested in his accrued benefit under that plan as of his separation from State Street.

Under the separation agreement, Mr. Hunt has agreed that he will not, during the 18-month period following his resignation, accept employment with or provide services to specified competitors of State Street, solicit any customer, prospective customer, investor, officer or principal of State Street or induce a client or customer of State Street with whom he or persons he supervised had significant personal contact to transfer its business from State Street.  However, Mr. Hunt may establish a hedge fund six months following his separation from State Street or join an independent hedge fund twelve months following that separation without violating his obligations under the agreement.  Mr. Hunt has also agreed not to disclose State Street confidential information or disparage State Street, its personnel or its customers, and State Street has agreed not to disparage Mr. Hunt.  Pursuant to the agreement, in the event that Mr. Hunt breaches any of these obligations, State Street is entitled, among other things, to immediately cease making any severance payments to Mr. Hunt, including the cash payments related to his equity awards, and to cancel any outstanding unexercised stock options or stock appreciation rights or unsettled stock awards.

As noted above, the separation agreement will be effective upon the effective date of a release of claims against State Street by Mr. Hunt.  Under the agreement, State Street has also released Mr. Hunt from certain types of claims, if any, arising prior to his separation.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press release dated January 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ James J. Malerba
Name:	James J. Malerba
Title:	Senior Vice President and
Corporate Controller

Date: January 2, 2008

S-1

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 3, 2008.

E-1